Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 18, 2003 relating to the financial statements and financial statement schedule of IKON Office Solutions, Inc., which appears in IKON Office Solutions, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2003.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 19, 2003 relating to the financial statements, which appears in the Annual Report of IKON Office Solutions, Inc. Retirement Savings Plan on Form 11-K for the year ended December 31, 2002.

PricewaterhouseCoopers LLP
Philadelphia, PA
April 13, 2004